Exhibit 3.1

[STAMP]

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ON STAGE ENTERTAINMENT, INC.,

a Nevada corporation

The undersigned hereby certify that:

1.             They are the duly elected and acting President and Secretary of On Stage Entertainment, Inc., a Nevada corporation (the “Corporation”); and

2.             Section 1 of Article IV of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Section 1.  Number and Class.  The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of “Common Stock,” $.01 par value per share (the “Common Stock”), and Ten Million (10,000,000) shares of “Preferred Stock,” par value $0.1 per share (the “Preferred Stock”) in one or more series.  The Board of Directors is expressly authorized to provide for the issue of any or all of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors for the issue of such shares and as may be permitted by the Nevada Revised Statutes.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3.             This Amendment to the Amended and Restated Articles of Incorporation was duly approved by the Board of Directors of the Corporation.

4.             This Amendment to the Amended and Restated Articles of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the applicable provisions of Section 78.320 and 78.390 of the Nevada Revised Statutes by the holders of a majority of the outstanding shares of capital stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Timothy J. Parrott and Christopher R. Grobl, the President and Secretary, respectively, as of this 12th day of March 2001.

/s/ Timothy J. Parrott
Timothy J. Parrott
President

/s/ Christopher R. Grobl
Christopher R. Grobl
Secretary